UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 4, 2015

OvaScience, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35890	45-1472564
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

215 First Street, Suite 240 Cambridge, Massachusetts	02142
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 500-2802

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 (b), (d) and (e): Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 4, 2015, the Board of Directors (the “Board”) of OvaScience, Inc. (the “Company”), following the recommendation of the Nominating and Corporate Governance Committee of the Board, elected John P. Howe, III, M.D., to the Company’s Board to serve as a Class I Director of the Company with a term expiring at the 2016 annual meeting of stockholders.

Dr. Howe is a recognized expert in international medicine and is a humanitarian leader. From 2001 through 2015, he served as the President and Chief Executive Officer of Project HOPE, an international health education and humanitarian assistance foundation, which operates more than 70 programs in 45 countries on five continents. During Dr. Howe’s tenure, Project HOPE expanded its areas of distributing medicine, treating infectious diseases and non-communicable diseases, and promoting the health education and life improvement of women and children. Before Project HOPE, Dr. Howe held the Distinguished Chair in Health Policy at The University of Texas Health Science Center at San Antonio; he served as the Center’s chief executive from 1985 through 2000 and is currently the President Emeritus. He is a board member of BB&T Bank, the Chinese Center for Communicable Disease Control and Prevention, the John E. Fogarty International Center at the National Institutes of Health and the Texas Biomedical Research Institute, among others. Among Dr. Howe’s numerous honors and awards are the U.S. Army’s Commander’s Award for Public Service, the Surgeon General’s Exemplary Service Award, and the Magnolia Award from the City of Shanghai, China. Dr. Howe is a published author of numerous articles, chapters and abstracts in medical journals, including the New England Journal of Medicine and the Annals of Internal Medicine, among others. Dr. Howe holds a Bachelor of Arts from Amherst College and an M.D. from Boston University School of Medicine.

In connection with Dr. Howe’s election to the Board, and pursuant to the Amended and Restated Non-Employee Director Compensation Policy (the “Director Compensation Policy”), on June 4, 2015, Dr. Howe was granted a non-statutory stock option to purchase an aggregate of 20,650 shares of Common Stock of the Company, constituting his initial grant and 2015 annual meeting grant. These stock options will have an exercise price per share equal to $36.19, which was the closing price of the Common Stock on the NASDAQ Global Market on the date of grant. The stock options will vest in twelve equal monthly installments at the end of each successive month following the date of grant, subject to Dr. Howe’s continued service as a director. In addition, the Director Compensation Policy provides for Dr. Howe to be granted an option to purchase 12,000 shares of Common Stock on the date of the first Board meeting held after the 2016 annual meeting of stockholders and each annual meeting held thereafter. Such options will vest in twelve equal monthly installments at the end of each successive month following the grant date and the exercise price of such options will be equal to the fair market value of the Common Stock on the date of grant.

The Director Compensation Policy also provides for Dr. Howe to receive an annual fee of $35,000 for his service on the Board.

Also in connection with Dr. Howe’s election to the Board, Dr. Howe and the Company have entered into an indemnification agreement in the form the Company has entered into with certain of its other non-employee directors, which form is filed as Exhibit 10.21 to the Registration Statement on Form 10 (File No. 000-54647) filed by the Company on April 11, 2012. Under this agreement, the Company will agree, among other things, to indemnify Dr. Howe for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by him in any action or proceeding arising out of his service as one of the Company’s directors.

The full text of the press release issued in connection with the election of Dr. Howe to the Board is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Item 5.07: Submission of Matters to a Vote of Security Holders.

(a)                                 On June 4, 2015, the Company held its 2015 annual meeting of stockholders (the “Annual Meeting”). Of 27,193,407 shares of Common Stock issued and outstanding and eligible to vote as of the record date of April 8, 2015, a quorum of 22,248,236 shares, or 81.8% of the outstanding shares, was present in person or represented by proxy.

(b)                                 The following actions were taken at the Annual Meeting:

1. The following nominees were reelected to serve on the Company’s Board of Directors as Class III Directors until the Company’s 2018 annual meeting of stockholders, based on the following votes:

Nominee	Voted For	Withheld Authority	Broker Non-Vote
Michelle Dipp, M.D., Ph.D.	13,195,965	3,323,307	5,728,964
Jeffrey D. Capello	13,195,345	3,323,927	5,728,964
Thomas Malley	12,647,671	3,871,601	5,728,964

After the Annual Meeting and after the election of Dr. Howe by the Board as described above, John Howe, III, M.D., Harald Stock, Ph.D., and Marc Kozin continued to serve as Class I Directors for terms that expire at the 2016 annual meeting and Richard Aldrich, Mary Fisher and John Sexton, Ph.D., continued to serve as Class II Directors for terms that expire at the 2017 annual meeting.

2. The selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015 was ratified, based on the following votes:

22,156,315 votes FOR; 90,657 votes AGAINST; 1,264 votes ABSTAINING and no broker non-votes.

Item 9.01 Financial Statements and Exhibits.

(d)      Exhibits.

99.1                        Press Release dated June 5, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OVASCIENCE, INC.

Date: June 10, 2015	/s/ Jeffrey E. Young
Jeffrey E. Young
Chief Financial Officer